Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Verano Holdings Corp.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333- 265940) and Form S-3 (No. 333-273161) of Verano Holdings Corp. and its subsidiaries (the “Company”) of our report dated March 15, 2024, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022, which report appears in this Annual Report on Form 10-K of Verano Holdings Corp. for the year ended December 31, 2023.

/s/ Macias Gini & O’Connell LLP
San Jose, California
March 15, 2024

Macias Gini & O’Connell LLP
60 South Market Street, Suite 1500 San Jose, CA 95113

www.mgocpa.com